Exhibit 10.19
Shanghai CRIC Information Technology Co., Ltd.
and
Shanghai Tian Zhuo Advertising Co., Ltd.

Consulting and Service Agreement

Dated as of April 1, 2008

Consulting and Service Agreement
This CONSULTING AND SERVICES AGREEMENT (this “Agreement”) is entered into on April 1, 2008 in Shanghai, the People’s Republic of China (hereinafter referred to as “PRC”) by and between the following two parties:
(1) Shanghai Tian Zhuo Advertising Co., Ltd., a limited liability company duly established and validly existing under the PRC laws, of which the registered address is Room 201, Building 2, No. 38 Haiguang Road, Shanyang Town, Jinshan District, Shanghai (hereinafter referred to as “Tian Zhuo Advertising”);
(2) Shanghai CRIC Information Technology Co., Ltd., a wholly foreign owned enterprise duly established and validly existing under the PRC laws, of which the registered address is Room 308, Building A, Science and Technology Building, No.149 Yanchang Road, Shanghai (hereinafter referred to as “Shanghai CRIC”);
(Tian Zhuo Advertising and Shanghai CRIC are hereinafter referred to collectively as the “Parties” and individually as a “Party”.)
WHEREAS Tian Zhuo Advertising is a limited liability company registered, established and duly existing in Shanghai, the PRC, mainly engaged in design, production, agency and publication of advertisements, development, services and consulting of computer technology, sales of computer, software and its ancillary device and electronic products and etc;
WHEREAS Shanghai CRIC is a wholly foreign owned limited liability company registered, established and legally existing in Shanghai, the PRC, mainly engaged in technology development and consulting of technology, investment and commercial affairs;
WHEREAS Tian Zhuo Advertising needs Shanghai CRIC to provide consulting and services related to the Business (as defined below) of Tian Zhuo Advertising and Shanghai CRIC agrees to provide such consulting and services to Tian Zhuo Advertising;
Through friendly negotiation, both Parties have reached an agreement as follows:
Article 1 Definitions
1.1	Unless otherwise provided herein or to be otherwise interpreted in the context of this Agreement, the following terms in this Agreement shall have the following meanings:

“Business” refers to all business operated and developed by Tian Zhuo Advertising currently and at any time during the term of this Agreement.

“Services” refers to various services related to the Business provided by Shanghai CRIC to Tian Zhuo Advertising pursuant to this Agreement.

“Service Charges” refers to all charges payable by Tian Zhuo Advertising to Shanghai CRIC in accordance with Article 3 herein for the consulting and services provided by Shanghai CRIC.

“Confidential Information” has the meaning set forth in Clause 1 of Article 6 under this Agreement.

“Breaching Party” has the meaning set forth in Clause 1 of Article 11 under this Agreement.

“Breach of Contract” has the meaning set forth in Clause 1 of Article 11 under this Agreement.

“Available Rights” has the meaning set forth in Clause 5 of Article 13 under this Agreement.
1.2	All the reference herein to any laws and regulations (hereinafter referred to as “Laws”) shall be deemed to include:
(1)	Simultaneous reference to the contents of the amendments, modifications, re-enactments and additions to the Laws, regardless whether the same take effect before or after the conclusion of this Agreement; and

(2)	Simultaneous reference to other decisions, notices and rules formulated according to the provisions of the Laws or effective as a result of the Laws.
1.3	Unless otherwise specified in the context of this Agreement, all the articles, clauses, items and paragraphs mentioned herein refer to the corresponding contents of this Agreement.
Article 2 Services
2.1	The Parties further acknowledge that, the Services provided by Shanghai CRIC to Tian Zhuo Advertising under this Agreement include: (1) providing consultancy services regarding operation and management to Tian Zhuo Advertising that are required for its Business; (2) assisting Tian Zhuo Advertising in employee training; (3) assisting Tian Zhuo Advertising in relevant industry research; (4) assisting Tian Zhuo Advertising in seeking investment opportunities, conducting research on investment environment, proposing and implementing various strategic investments; and (5) providing other relevant consultancy services as requested by Tian Zhuo Advertising from time to time. Shanghai CRIC shall, within its business scope and at Tian Zhuo Advertising’s request, provide the Services to Tian Zhuo Advertising in accordance with the terms and conditions herein. For this purpose, Shanghai CRIC shall be equipped with various resources and personnel to the extent reasonably required for the provision of the Services, in order for Shanghai CRIC’s to provide excellent Services to Tian Zhuo Advertising in accordance with this Agreement.
2.2	For the purpose of providing the Services, Shanghai CRIC shall communicate with Tian Zhuo Advertising regarding in respect of information related to the Business and/ or the clients of Tian Zhuo Advertising.
Article 3 Service Charges
3.1	In respect of the Services provided by Shanghai CRIC under this Agreement, Tian Zhuo Advertising agrees to pay the Service Charges to Shanghai CRIC in accordance with Clause 2 of Article 3. And the Service Charges shall include the following items:
(1)	Service Charges equivalent to 100% of the before-tax profit of Tian Zhuo Advertising of the given year, which profit is exclusive of the Service Charges under this Agreement; and

(2)	Service Charges for specific consulting and services provided by Shanghai CRIC from time to time at the request of Tian Zhuo Advertising, the amount and payment of which shall be separately agreed upon by the Parties in accordance with the specific circumstances.
3.2	The Parties agree that the Service Charges shall be paid as follows:
(1)	Tian Zhuo Advertising shall, prior to April 30th of each year, pay to Shanghai CRIC the Service Charges of the previous year prescribed under Item (1) of Clause 3.1 based on its checked and verified income and expenditures of the previous year.

(2)	After the end of each fiscal year of Tian Zhuo Advertising, the Parties shall check and verify the total Service Charges actually payable by Tian Zhuo Advertising based on the sum of the income an expenditure in respect of the Business of Tian Zhuo Advertising in that year that is verified by the audit report issued by a PRC certified accounting firm accepted by both Parties. Tian Zhuo Advertising undertakes to Shanghai CRIC that it shall provide the PRC certified accounting firm with all necessary materials and assistance and cause it to finalize and deliver to both Parties, within thirty (30) business days of the end of a fiscal year, the audit report of that year.
3.3	It is agreed by both Parties that the aforesaid payment of the Service Charges, in principle, shall not cause any difficulty in business operation of any Party in the given year. For this purpose, Shanghai CRIC may, to the extent to realize such principle, consent to Tian Zhuo Advertising’s late payment of the Service Charges or adjust in writing, upon the mutual agreement with Tian Zhuo Advertising, the proportion and/ or specific amount of the Service Charges payable by Tian Zhuo Advertising to Shanghai CRIC provided under Clause 3.1.

3.4	Tian Zhuo Advertising shall pay on time all Service Charges to the bank account designated by Shanghai CRIC in accordance with this Article 3. If Shanghai CRIC intends to change its bank account, it shall give Tian Zhuo Advertising a written notice seven (7) business days in advance.
Article 4 Obligations of Tian Zhuo Advertising
4.1	During the term of this Agreement, Tian Zhuo Advertising shall not, without prior written consent of Shanghai CRIC, accept from any third party any services identical or similar to the Services provided by Shanghai CRIC by signing any agreement with it or in any way otherwise.

4.2	In order for Shanghai CRIC to provide the Services, Tian Zhuo Advertising shall, at the request of Shanghai CRIC, provide it in a timely manner with the relevant materials as it requires.

4.3	Tian Zhuo Advertising shall fully pay the Service Charges to Shanghai CRIC in time in accordance with the provisions of Article 3 herein.

4.4	Tian Zhuo Advertising shall maintain its own good reputation and actively develop its Business for maximum benefits with the assistance of Shanghai CRIC.
Article 5 Intellectual Property Rights
5.1	All intellectual property rights in respect of all work achievements created by Shanghai CRIC during the course of providing the Services belong to Shanghai CRIC.

5.2	As the development of Tian Zhuo Advertising’s Business relies on the Services provided by Shanghai CRIC hereunder, in respect of the Business-related technologies developed by Tian Zhuo Advertising based on such Services, Tian Zhuo Advertising agrees to the following arrangements:
(1)	If any Business-related technology is acquired as a result of Tian Zhuo Advertising’s further development as entrusted by Shanghai CRIC, or of any joint development by both Parties, the ownerships and the rights of patent application in respect of such Business-related technology shall belong to Shanghai CRIC.

(2)	If any Business-related technology is acquired as a result of Tian Zhuo Advertising’s further development independently, its ownership shall belong to Tian Zhuo Advertising, provided that (A) Tian Zhuo Advertising shall timely inform Shanghai CRIC of details of such technology and provide it with the relevant information as it requires; and (B) If Tian Zhuo Advertising intends to transfer or license the technology to others, it shall, to the extent no incompliance with the mandatory rules under the PRC law, take it a priority of Shanghai CRIC to transfer or license in an exclusive way the technology to it . Shanghai CRIC may use the technology within the specific scope of the transfer or license made by Tian Zhuo Advertising (still, Shanghai CRIC has the right to determine whether or not to accept the transfer or license); only where Shanghai CRIC waives its right of first refusal to purchase or waives its right of exclusive use of the technology may Tian Zhuo Advertising transfer or license the technology to a third party; provided that the terms and conditions offered to the third party are not more favorable than those offered to Shanghai CRIC (including without limitation transfer price and license fee) and Tian Zhuo Advertising shall ensure that the third party fully abide by and perform all obligations and responsibilities that should be abided by and performed by Tian Zhuo Advertising hereunder; and (C) Except as prescribed in Item (B) above, during the term provided under Clause 1 of Article 8 hereof, Shanghai CRIC has the option to purchase the technology; Tian Zhuo Advertising shall, to the extent no incompliance with the mandatory rules of the PRC law, agree on Shanghai CRIC’s purchase of the same and the purchase price shall be RMB One Yuan (RMB1.00) or such other minimum price as then permitted by the Laws.
5.3	If Shanghai CRIC is granted the exclusive license to use the Business-related technology pursuant to the provisions of Item 2 of Clause 5.2 hereunder, such license shall be granted according to the following provisions of this Clause:

(1)	the license term shall be no less than five (5) years (commencing on the effective date of the relevant license agreement);

(2)	the scope of the right licensed shall be defined to the maximum extent;

(3)	within the term and scope of the license, no person (including Tian Zhuo Advertising) except for Shanghai CRIC may use or license the technology to any other person for use in any way;

(4)	without prejudice to Item 3 of this Clause 5.3, Tian Zhuo Advertising has the right to determine, at its own discretion, whether or not to license the technology to any other person;

(5)	after the expiration of the license term, Shanghai CRIC has the right to request that the license agreement be renewed and Tian Zhuo Advertising shall agree on this. Then the terms of the license agreement shall remain the same expect amendments acknowledged by Shanghai CRIC.
5.4	Notwithstanding the provision of Item 2 of Clause 5.2 above, the patent application in respect of any Business-related technology mentioned therein shall be proceeded in accordance with the following provisions:
(1)	If Tian Zhuo Advertising intends to apply for a patent in respect of any Business-related technology mentioned in that paragraph, it shall obtain a prior written consent from Shanghai CRIC;

(2)	Only where Shanghai CRIC waives its right to purchase the right to any patent application in respect of any Business-related technology may Tian Zhuo Advertising apply for the patent for the same on its own or transfer to a third party such right to patent application. Where Tian Zhuo Advertising transfers any of the aforesaid rights to any patent application to a third party, it shall ensure that the third party fully abide by and perform the responsibilities and obligations that should be abided by and performed by Tian Zhuo Advertising hereunder; meanwhile, the terms and conditions based on which Tian Zhuo Advertising transfers to the third party the patent application right (including but not limited to the transfer price) shall not be more favorable than those offered to Shanghai CRIC under Item (3) of this Clause 5.4.

(3)	During the term of this Agreement, Shanghai CRIC may, at any time, request that Tian Zhuo Advertising apply for a patent for the Business-related technology and, at its own discretion, determine whether or not to purchase the patent application right. At such request of Shanghai CRIC, Tian Zhuo Advertising shall, to the extent no incompliance with mandatory rules under the PRC law, transfer to it such right to patent application, and the transfer price shall be RMB One Yuan (RMB1.00) or such other minimum price as then permitted by the Laws. Shanghai CRIC will become the legal owner of the patent in respect of the Business-related technology after it applies for and acquires the patent for the same.
5.5	Each Party warrants to the other Party that it will indemnify the other Party against any and all its economic losses resulted from any infringement, by the former Party, on the intellectual property rights (including copyrights, trademarks, patents and know-how) of any other person.
Article 6 Confidentiality
6.1	Regardless of the termination of this Agreement, each Party is obligated to keep strictly confidential trade secrets, proprietary information, clients’ information and all other information of confidential nature related to the other Party that are known to the former Party during the course of its execution and performance of this Agreement (the “Confidential Information”). Unless as agreed to by the other Party, or as required by the relevant laws, regulations or the requirements for publicly listing, the Party receiving the Confidential Information shall not disclose to any third party any of such Confidential Information. Except for the purpose of performing this Agreement, the receiving Party shall not use, directly or indirectly, any Confidential Information.
6.2	The Confidential Information does not include:
(a)	the information that has been lawfully acquired by the Party receiving the information before as evidenced by certain written evidence;

(b)	the information entered the public domain without attribution to fault of the Party receiving the information and the information being aware of by the public for other reasons; and

(c)	the information lawfully acquired by the Party receiving the information from other sources after being received by the Party.
6.3	The receiving Party may disclose the Confidential Information to its relevant employees, agents or professionals engaged by it. However, the receiving Party shall ensure that such persons shall abide by the relevant terms and conditions of this Agreement, and it shall bear any liability resulted from the breach by any of the above persons of the relevant terms and conditions under this Agreement.
Article 7 Representations and Warranties
7.1	Tian Zhuo Advertising hereby represents and warrants that:
7.1.1	It is a limited liability company duly registered and validly existing under the PRC Laws with an independent legal person status. It has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may sue and be sued as an independent party.

7.1.2	It has the full power and authority, to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby that are to be executed by it; and to consummate the transaction contemplated hereby. This Agreement is duly executed and delivered by it, and shall constitute a legal, binding and enforceable obligation against it in accordance with the terms hereof.

7.1.3	When this Agreement comes into effect, it has complete operation licenses required for operating its Business and has the full rights and qualifications to operate the Business it currently operates in the PRC.

7.1.4	It shall notify Shanghai CRIC in a timely manner of any circumstance that has or may have a material adverse effect on its Business or operation and shall make every effort to prevent the occurrence of such circumstance and/or further loss.

7.1.5	Without a written consent from Shanghai CRIC, Tian Zhuo Advertising shall not dispose of, in any way, its material assets (including but not limited to any of its trademarks or other intellectual properties and/or equities or similar rights and interests in any other companies), nor shall it change its current shareholding structure.

7.1.6	Without a written consent from Shanghai CRIC, Tian Zhuo Advertising shall not increase or reduce its registered capital, nor shall it get itself split or combined with any other entity.

7.1.7	Without a written consent from Shanghai CRIC, Tian Zhuo Advertising shall not execute any other agreement that may be in conflict with or may impair the rights or interests of Shanghai CRIC under this Agreement.

7.1.8	Without a written consent from Shanghai CRIC, Tian Zhuo Advertising shall not advance or take any loan, or provide any security or grant any other guarantee, or bear any substantial obligations beyond those its ordinary business activities.
7.2	Shanghai CRIC hereby represents and warrants that:
7.2.1	It is a limited liability company duly registered and validly existing under the PRC Laws with an independent legal person status. It has the full and independent legal status and legal capacity to execute, deliver and perform this Agreement and may sue and be sued as an independent party.

7.2.2	It has the full power and authority, to execute and deliver this Agreement and all other documents relating to the transaction contemplated hereby that are to be executed by it; and to consummate the transaction contemplated hereby. This Agreement is duly executed and delivered by it, and shall constitute a legal, binding and enforceable obligation against it in accordance with the terms hereof.
Article 8 Terms of Agreement
8.1	It is hereby acknowledged by both Parties that this Agreement will be effective upon its due execution by both Parties. Unless both Parties agree in writing to terminate it earlier, the term of this Agreement shall be ten years. Upon the expiration hereof, this Agreement shall be renewed for another ten years automatically at the request of Shanghai CRIC.

8.2	After the termination of this Agreement, both Parties shall still abide by their respective obligations under Article 3 and Article 6 hereof.
Article 9 Indemnifications
Tian Zhuo Advertising shall indemnify Shanghai CRIC against any losses it suffers by any lawsuit, recourse, arbitration or claim brought by any third party against Shanghai CRIC with regard to the execution and performance of this Agreement, or by any administrative investigation or punishment imposed by any governmental authority. However, this does not apply to any losses caused as a result of any willful act or gross negligence of Shanghai CRIC.

Article 10 Notices
10.1	All notices, requests, demands and other correspondences required by this Agreement or made in accordance with this Agreement shall be delivered in writing to the relevant Party.

10.2	The above notices or other correspondence shall be deemed to be delivered (i) upon being sent out if by facsimile or electric transmission, or (ii) upon handover in person if by hand delivery; or (iii) upon the fifth (5th) day of being posted if by mail
Article 11 Liabilities for Breach
11.1	The Parties agree and confirm that, if any Party (the “Breaching Party”) is materially in breach of any provision hereof, or materially fails or delays in performing any of the obligations hereunder, a breach hereof is constituted (a “Breach”), and the other Party which does not commit any Breach (a “Non-breaching Party”) has the right to require that the Breaching Party rectify it or take a remedial action within a reasonable period. If the Breaching Party fails to rectify the Breach or take remedial actions within the a reasonable period or within fifteen (15) days of the other Party’s written rectification notice, then the Non-breaching Party is entitled to choose at its discretion (i) to terminate this Agreement and require the Breaching Party to indemnify it against all its damage incurred therefrom; or (ii) to require that the Breaching Party to perform its obligations hereunder and to indemnify the Non-breaching Party against all its damage incurred therefrom.

11.2	Notwithstanding the provision of Clause 1 of Article 11 above, both Parties agree and acknowledge that in no event shall Tian Zhuo Advertising request to terminate this Agreement for whatever reasons, unless otherwise provided by the Laws or in this Agreement.

11.3	Notwithstanding other provisions hereof, the effectiveness of this Article 11 will not be affected by the suspension or termination of this Agreement.
Article 12 Force Majeure
Where the performance of this Agreement by any Party is directly affected or the Party is unable to perform this Agreement in accordance with the conditions hereof due to such force majeure event that is not foreseeable or the consequence of which is preventable or avoidable as earthquakes, typhoons, floods, fires, wars, computer viruses, design loopholes in software tools, hacker attacks on the Internet, changes to policies or Laws, etc., the suffering Party shall immediately give a notice by fax and shall, within thirty (30) days, provide certificates to evidence the details of the force majeure event and the cause of the failure or delay in performing this Agreement. The said certificates shall be issued by a notary public where the force majeure event occurs. The Parties shall consult with each others, based on the degree of the impact of the force majeure event over the performance of this Agreement, to determine whether the performance of this Agreement should be exempted in a part or be postpone. Each Party shall not be held liable for any economic losses caused to the other Party by such a force majeure event.
Article 13 Miscellaneous
13.1	This Agreement is written in Chinese in two originals. Each of the Parties hereof shall hold one original. The Parties may execute additional originals accordingly for the purpose of registration or filing hereof (if needed).

13.2	The execution, effectiveness, performance, revision, interpretation and termination of this Agreement shall be governed by laws of People Republic of China.

13.3	Any dispute arising out of or in connection with this Agreement shall be resolved by the Parties through consultation. In the event the Parties fail to agree with each other within thirty (30) days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission Shanghai Commission for arbitration in Shanghai in accordance with the arbitration rules thereof effective at the submission of the application for arbitration. The arbitration award shall be final and binding upon the Parties.

13.4	None of the rights, powers or remedies granted to each of the Parties by any provision of this Agreement shall preclude any other rights, powers or remedies that such Party is entitled to under the laws and under any other provisions of this Agreement, and any Party’s exercise of any of its rights, powers or remedies shall not preclude its exercise of any other rights, powers or remedies that it is entitled to.

13.5	A Party’s failure or delay in exercising any of its rights, powers or remedies that it is entitled to under this Agreement or under the laws (the “Available Rights”) shall not constitute its waiver of such rights, nor shall any single or partial waiver of any Available Rights by a Party preclude its exercise of those rights in another manner or its exercise of any other Available Rights.

13.6	The headings in this Agreement are written for the ease of reference only, and in no event, shall be used for, or affect, the interpretation to this Agreement.

13.7	Each provision herein is separable and independent from all other provisions herein. If any one provision or more provisions of this Agreement become invalid, illegal or unenforceable at any time, the validity, legality and enforceability of other provisions herein shall not be affected.

13.8	This Agreement, upon the execution, shall supersede any other prior legal documents among the Parties with respect to the subject matter hereof. Any amendment or supplement hereto shall be made in writing and shall not become effective until its due execution by the Parties hereto.

13.9	Without Shanghai CRIC’s prior written consent, Tian Zhuo Advertising shall not transfer any of its rights and/or obligations hereunder to any third party. To the extent permitted by the Laws, Shanghai CRIC is entitled to transfer any of its rights and/or obligations hereunder to any third party upon a written notice thereof to Tian Zhuo Advertising.

13.10	This Agreement shall be binding on the legal successors of the Parties.

13.11	The Parties undertake that they shall declare and pay respectively the taxes levied on it hereunder according to the Laws.
[The remainder of this page intentionally left blank]

[EXECUTION PAGE]
In witness hereof, this Agreement is executed by both Parties in the place and as of the date first above written.

Shanghai Tian Zhuo Advertising Co., Ltd. (Seal)
Signed by:	/s/ Xin Zhou and /sea/
Name:
Title:

Shanghai CRIC Information Technology Co., Ltd. (Seal)
Signed by:	/sea/
Name:
Title: